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                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE


                                                          FISCAL YEARS ENDED
                                                                DECEMBER
                                                       ------------------------
                                                        1996     1995      1994
                                                       -------------------------
Amounts in thousands, except per share

Primary
     Average common shares outstanding                   7,190    7,090    7,062
     Net earnings                                       $6,525   $4,731   $3,431
     Net earnings per common share outstanding (a)      $  .91   $  .67   $  .49

Fully-diluted
     Average common shares outstanding                   7,190    7,090      (c)
     Common stock equivalents (b)                          415      240
                                                        ------   ------
     Fully-diluted average common shares outstanding     7,605    7,330
     Net earnings                                       $6,525   $4,731
     Net earnings per common share-fully diluted        $  .86   $  .65



(a) Net earnings per common share outstanding is not materially affected by common stock equivalents used in the determination of primary earnings per share.

(b) Represents shares issuable upon the assumed exercise of outstanding stock options determined under the "treasury stock" method.

(c)    Outstanding stock options were anti-dilutive in 1994.


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